Exhibit 99.1

CONTACT:	John Van Heel

Chief Executive Officer

(585) 647-6400

Robert Gross

Executive Chairman

(585) 647-6400

Catherine D’Amico

Executive Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors: Jennifer Milan

Media: Kelly Whitten

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES BOARD OF DIRECTORS APPOINTMENT AND ACCELERATION OF FOURTH QUARTER FISCAL 2013 DIVIDEND PAYMENT TO COMBINE PAYMENT WITH THIRD QUARTER FISCAL 2013 DIVIDEND PAYMENT

ROCHESTER, N.Y. – December 4, 2012 – Monro Muffler Brake, Inc. (Nasdaq: MNRO) (“Monro” or the “Company”), a leading provider of automotive undercar repair and tire services, today announced that Stephen C. McCluski has been appointed to the Company’s Board of Directors effective November 29, 2012. Mr. McCluski will also serve on the Board’s Audit Committee. Additionally, the Company announced that its Board approved a revised payment date for its regular quarterly cash dividend for the fourth quarter of fiscal 2013.

Rob Gross, Executive Chairman stated, “We are pleased to have Steve join our Board of Directors and serve on our Audit Committee. Steve brings to our Board a wealth of financial experience and is a true leader with a proven track record of success. His leadership ability and expertise will be invaluable in guiding our company as we continue to execute on our long-term strategy and capitalize on the opportunities we see in the marketplace.”

Mr. McCluski, age 60, has more than 35 years of business and financial reporting experience, most recently serving as Senior Vice President and Chief Financial Officer of Bausch & Lomb from 1995 until his retirement in 2007. Mr. McCluski joined Bausch & Lomb in 1988 and held a variety of roles in executive level management throughout his tenure with the company. Prior to joining Bausch & Lomb, Mr. McCluski held a variety of positions at Price Waterhouse in Rochester, NY, and Hartford, Connecticut. In addition to his financial experience, Mr. McCluski serves as Chairman of the Board of PACS Industries, Inc. (a Deltapoint portfolio company) and ImmunoGen, Inc. (NASDAQ: IMGN). Additionally, he serves on the Board of American Aerogel Corp. (a private company) and Lasermax, Inc. (a private company). He also served on the Board of Standard Microsystems Corp. (acquired by Microchip Technology Inc.,

NASDAQ: MCHP), prior to the sale of that company. He currently serves as on operating director of DeltaPoint Capital Management, LLC, a private equity group, on the Advisory Board of the Wilmot Cancer Center of the University of Rochester and as a trustee at Ithaca College.

Accelerating Fourth Quarter Fiscal 2013 Dividend Payment

The Company’s Board of Directors has decided to accelerate the record and payment date of the $.10 per share regular quarterly cash dividend for the fourth quarter such that the dividend can be paid out together with the third quarter dividend in December. This combined dividend of $.20 per share will now be payable on December 21, 2012 to shareholders of record as of December 11, 2012. The cash dividend is payable to shareholders of record on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. In view of the acceleration of the fourth quarter dividend payment, no additional dividend payment can be expected for the remainder of fiscal 2013.

“Given our strong balance sheet, and the likelihood of a change in the tax rates on dividends beginning next year that will subject a significant part of the Company’s U.S. shareholder base to increased dividend taxation for 2013, we believe it is prudent to accelerate the timing of the payment of our fourth quarter dividend to our shareholders into calendar year 2012,” said Rob Gross, Executive Chairman.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Barn and Tire Warehouse. The Company currently operates 893 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois, Missouri, Tennessee and Wisconsin. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2012.

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